Exhibit 99.1

ATI Announces Second Quarter 2018 Results

Second Quarter 2018 Results

  Sales were $1.01 billion, 15% higher than Q2 2017 and 3% higher than Q1 2018
    High Performance Materials & Components sales of $592 million, up 12% versus Q2 2017 and 6% higher than Q1 2018
    Flat Rolled Products sales of $418 million, up 18% versus Q2 2017 and even with Q1 2018
  Business segment operating profit was $124 million, or 12.3% of sales
    HPMC segment operating profit was $97.9 million, or 16.5% of sales
      Q2 continued strong aero-engine market sales trend
    FRP segment operating profit was $26.1 million, or 6.3% of sales
  Net income attributable to ATI was $72.8 million, or $0.52 per share

PITTSBURGH--(BUSINESS WIRE)--July 24, 2018--Allegheny Technologies Incorporated (NYSE: ATI) reported second quarter 2018 results, with sales of $1.01 billion and net income attributable to ATI of $72.8 million, or $0.52 per share, a $0.10 per share sequential improvement compared to the first quarter 2018 and a $0.20 per share increase compared to adjusted first quarter 2018 results of $0.32 per share, which excludes the Q1 stainless sheet joint venture gain. Compared to the prior year quarter, ATI sales were 15% higher and earnings per share of $0.52 was more than five times the Q2 2017 results of $0.09 per share.

“Results in our High Performance Materials and Components (HPMC) segment improved at a faster pace than expected,” said Rich Harshman, Chairman, President and Chief Executive Officer. “Continued strong sales of next-generation jet engine products, which at $146 million for the second quarter 2018 were up 39% year-over-year, drove HPMC segment operating profit margin to 16.5% of sales. These results demonstrate the power of our next-generation product mix, as these materials, parts, and components represented 49% of total second quarter HPMC jet engine product sales.

“Our Flat Rolled Products (FRP) business had a solid quarter, delivering $26.1 million in segment operating profit, or 6.3% of sales, a significant improvement both sequentially and year-over-year, demonstrating the benefits of our actions to achieve sustainable profitability. FRP segment operating profit benefited from improved market demand and the absence of Q1 2018 headwinds, including a better matching of raw material costs and surcharges. We continue to see improvements in FRP segment profitability through a shift to differentiated products and increased asset utilization, including the ramp-up of the A&T Stainless joint venture.”

  ATI’s sales to key global markets represented 81% of total ATI sales for the first half of 2018:
    Sales to the aerospace and defense markets were $944 million and represented 48% of ATI sales: 28% commercial jet engine, 13% commercial airframe, 7% government aero/defense.
    Sales to the oil & gas market were $285 million and represented 14% of ATI sales.
    Sales to the automotive market were $160 million and represented 8% of ATI sales.
    Sales to the electrical energy market were $120 million and represented 6% of ATI sales.
    Sales to the medical market were $95 million and represented 5% of ATI sales.
  International sales represented 43% of ATI’s first half 2018 sales.

“In late March 2018, we filed for an exclusion from the recently enacted Section 232 tariffs on behalf of the A&T Stainless JV, which imports semi-finished stainless slab products from Indonesia. In the absence of an exclusion, these slabs will be subject to the 25% tariff recently levied on all stainless steel products imported into the United States,” Harshman said. “The U.S. government’s review of the JV's exclusion request is ongoing, and we continue to believe that the facts underlying this request are compelling and justify an approval. U.S. stainless steel slab production is currently operating at a 95% utilization rate and stainless slabs are clearly not sufficiently and reasonably available.”

“We announced the acquisition of Addaero Manufacturing (Addaero) on July 16. This strategic acquisition brings together ATI’s deep knowledge and experience in commercial aerospace and our industry-leading powder metal manufacturing capabilities, including our new aerospace-qualified Bakers Powder Operations, and Addaero’s technical expertise to produce aerospace quality parts using various additive manufacturing technologies. Addaero’s competencies are a natural extension of ATI’s metallic powder expertise and expand our capabilities to provide comprehensive customer solutions ranging from the design of parts for additive manufacturing to the production of ready-to-install components. The acquisition of Addaero is another building block in our strategy to enhance ATI’s full specialty materials capabilities to provide end customers with finished products,” Harshman continued.

As of June 30, 2018, cash on hand was $122 million and available additional liquidity under the asset-based lending (ABL) credit facility was approximately $355 million, with no borrowings under the revolving credit portion of the ABL. During Q2 2018, ATI generated $82 million of cash from operating activities despite a $65 million increase in managed working capital, which represented 37.5% of sales in the second quarter 2018. The increase in managed working capital supports higher demand and temporary inventory builds in anticipation of Q3 planned summer maintenance in several of our businesses. Capital expenditures for the second quarter 2018 were $29 million, and were $71 million year-to-date, including the initial down payments for the previously announced HPMC iso-thermal press and heat treating expansions, as well as significant expenditures on the STAL expansion in China, which is being placed into service in the third quarter 2018.

Strategy and Outlook

“In the HPMC segment, we expect continued year-over-year revenue and operating profit growth in the second half of 2018 resulting from ongoing aerospace market demand growth and improved asset utilization. We remain confident in our customers’ continued elevated order patterns due to increasing jet engine build rates over the next several years. Our focus continues to be on strong operational execution, continuous improvement initiatives, and on meeting the aerospace production ramp requirements,” Harshman said.

“In the FRP segment, we see continued strong end-market demand and the benefits from ongoing operational improvements, growth in our differentiated products, and benefits from the A&T Stainless joint venture.

“Cost inflation in many raw materials used to manufacture our products, primarily related to nickel, cobalt and molybdenum is likely to represent a moderate LIFO expense headwind in the second half of 2018 which would be greater than and not fully offset by our remaining NRV inventory reserves.

“Cash generation from operations remains a key focus, and we intend to carefully balance our working capital and other cash needs with the pace of our capital expenditure requirements. We expect strong second half 2018 cash generation, with at least $150 million of free cash flow for the full year 2018, excluding about $40 million in contributions to the ATI Pension Plan. We expect to end 2018 with zero borrowings under our ABL revolving credit facility. Finally, we do not expect to pay any significant U.S. federal or state income taxes in 2018 due to net operating loss carryforwards,” Harshman concluded.

Second Quarter 2018 Financial Results

  Sales for the second quarter 2018 were $1.01 billion, a 3% increase compared to the first quarter 2018 and a 15% increase compared to the prior year’s second quarter. HPMC sales in 2018 reflect stronger demand for nickel-based and specialty alloy products, forgings and components. FRP sales in 2018 include a stronger mix of high-value products, particularly nickel-based alloys.
  Gross profit in the second quarter 2018 was $173.7 million, or 17.2% of sales, compared to $148.6 million, or 15.2% of sales, in the first quarter of 2018 and $124.3 million, or 14.1% of sales in the prior year’s second quarter.
  Net income attributable to ATI for the second quarter 2018 was $72.8 million, or $0.52 per share. This compares to net income attributable to ATI of $58.0 million, or $0.42 per share for the first quarter 2018, and adjusted Q1 2018 net income of $43.3 million, or $0.32 per share, excluding the A&T Stainless gain. For the second quarter 2017, net income attributable to ATI was $10.1 million, or $0.09 per share. Results in all periods include impacts from income taxes which differ from applicable standard tax rates, primarily related to impacts of income tax valuation allowances.
  Cash on hand at June 30, 2018 was $122.4 million. In the second quarter 2018, cash provided by operating activities was $82.1 million, including $64.7 million invested in managed working capital. Capital expenditures in the second quarter 2018 were $29.0 million, and cash used in financing activities was $41.3 million, primarily related to repayments of $50.0 million of revolving credit borrowings under the ABL.

High Performance Materials & Components Segment
Market Conditions

  Aerospace and defense sales in the second quarter 2018 were $438.5 million, 3% higher than the first quarter 2018, and represented 74% of total segment sales. Compared to the first quarter 2018, commercial jet engine sales and commercial airframe sales were both 3% higher, and government aero/defense sales were 1% higher. Total HPMC second quarter 2018 sales increased 6% over the first quarter 2018, with sales to the electrical energy market up 31%, and sales to the construction & mining market 8% higher. Direct international sales represented 51% of total segment sales for the second quarter 2018.

Second quarter 2018 compared to second quarter 2017

  Sales were $591.9 million, a $65.5 million, or 12%, increase compared to the second quarter 2017, primarily due to higher sales of next-generation jet engine products. Sales to the commercial aerospace market, which represented 63% of second quarter 2018 sales, were 14% higher than the prior year, including a 16% increase in sales to the commercial jet engine market. Construction and mining market sales were 52% higher, and electrical energy market sales were 67% higher, from a low prior-year base in both end markets.
  Segment operating profit improved to $97.9 million, or 16.5% of sales, compared to $68.0 million, or 12.9% of sales for the second quarter 2017. This operating profit improvement reflects higher productivity from increasing aerospace and defense sales, and an improved product mix of next-generation nickel alloys and forgings for the aero engine market.

Flat Rolled Products Segment
Market Conditions

  In the second quarter 2018, conditions continued to improve in most end markets including automotive, consumer durables, aerospace & defense, and electrical energy, while project-based sales to the oil & gas market declined, all compared to the first quarter 2018. Additional project-based oil & gas demand is expected later in 2018. Sales increased 8% for standard products, and declined 4% for high-value products primarily as a result of lower project-based oil & gas sales, compared to the first quarter 2018. Direct international sales were 32% of second quarter 2018 segment sales.

Second quarter 2018 compared to second quarter 2017

  Sales were $417.6 million, a $63.8 million, or 18%, increase compared to the prior year period. Sales of high-value products were 27% higher, primarily for nickel-based and specialty alloys, and sales of standard products were 6% higher, compared to the second quarter 2017.
  Segment operating profit was $26.1 million, or 6.3% of sales, compared to $2.9 million, or 0.8% of sales for the second quarter 2017. Compared to 2017, results in 2018 included a better matching of raw material surcharges with changes in prices for nickel, ferrochrome and other metallics, improved cost absorption through higher operating rates, and benefits from the recently-formed A&T Stainless joint venture.

Closed Operations and Other Expenses

  Closed operations and other expenses in the second quarter 2018 were $5.1 million, compared to $13.2 million in the prior year quarter. Changes between periods were primarily the result of foreign currency remeasurement gains in the second quarter 2018 compared to remeasurement losses in Q2 2017.

Income Taxes

  ATI continues to maintain income tax valuation allowances on its U.S. federal and state deferred tax assets, and we do not expect to pay any significant U.S. federal or state income taxes for the next few years due to net operating loss carryforwards. The second quarter 2018 6.1% tax rate primarily relates to income taxes on non-U.S. operations.

Allegheny Technologies will conduct a conference call with investors and analysts on Tuesday, July 24, 2018, at 8:15 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2017, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. ATI revenue was $3.8 billion for the twelve month period ended June 30, 2018. Our largest market is aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, electrical energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. We are a leader in producing powders for use in next-generation jet engine forgings and 3D-printed aerospace products. See more at our website ATIMetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2018	2018	2017	2018	2017

Sales	$1,009.5	$979.0	$880.2	$1,988.5	$1,746.1

Cost of sales	835.8	830.4	755.9	1,666.2	1,497.0
Gross profit	173.7	148.6	124.3	322.3	249.1

Selling and administrative expenses	62.7	67.1	65.0	129.8	122.9
Operating income	111.0	81.5	59.3	192.5	126.2
Nonoperating retirement benefit expense	(8.8)	(8.3)	(13.7)	(17.1)	(27.3)
Interest expense, net	(25.5)	(25.5)	(34.5)	(51.0)	(68.0)
Other income, net	3.8	17.8	0.2	21.6	3.5
Income before income taxes	80.5	65.5	11.3	146.0	34.4
Income tax provision (benefit)	4.9	5.0	(2.1)	9.9	(0.1)
Net income	$75.6	$60.5	$13.4	$136.1	$34.5
Less: Net income attributable to noncontrolling interests	2.8	2.5	3.3	5.3	6.9
Net income attributable to ATI	$72.8	$58.0	$10.1	$130.8	$27.6

Basic net income attributable to ATI per common share	$0.58	$0.46	$0.09	$1.05	$0.26

Diluted net income attributable to ATI per common share	$0.52	$0.42	$0.09	$0.94	$0.25

Weighted average common shares outstanding -- basic (millions)	125.2	125.0	107.7	125.1	107.6
Weighted average common shares outstanding -- diluted (millions)	145.8	145.5	128.3	145.6	128.3
Actual common shares outstanding -- end of period (millions)	125.7	125.6	108.9	125.7	108.9

Note: Quarterly earnings per share amounts may not add to year-to-date amounts due to rounding.

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2018	2018	2017	2018	2017
Sales:
High Performance Materials & Components	$591.9	$560.7	$526.4	$1,152.6	$1,036.8
Flat Rolled Products	417.6	418.3	353.8	835.9	709.3

Total external sales	$1,009.5	$979.0	$880.2	$1,988.5	$1,746.1

Operating profit:

High Performance Materials & Components	$97.9	$85.5	$68.0	$183.4	$118.9
% of Sales	16.5%	15.2%	12.9%	15.9%	11.5%

Flat Rolled Products	26.1	10.9	2.9	37.0	21.9
% of Sales	6.3%	2.6%	0.8%	4.4%	3.1%

Total operating profit	124.0	96.4	70.9	220.4	140.8
% of Sales	12.3%	9.8%	8.1%	11.1%	8.1%

LIFO and net realizable value reserves	-	-	(0.1)	-	(0.1)

Corporate expenses	(12.9)	(13.2)	(11.8)	(26.1)	(22.1)

Closed operations and other expense	(5.1)	(8.1)	(13.2)	(13.2)	(16.2)

Gain on joint venture deconsolidation	-	15.9	-	15.9	-

Interest expense, net	(25.5)	(25.5)	(34.5)	(51.0)	(68.0)

Income before income taxes	$80.5	$65.5	$11.3	$146.0	$34.4

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Current period unaudited, dollars in millions)

	June 30,	December 31,
	2018	2017
ASSETS

Current Assets:
Cash and cash equivalents	$122.4	$141.6
Accounts receivable, net of allowances for
doubtful accounts	621.9	545.3
Short-term contract assets	47.7	-
Inventories, net	1,254.1	1,176.1
Prepaid expenses and other current assets	80.2	52.7
Total Current Assets	2,126.3	1,915.7

Property, plant and equipment, net	2,479.0	2,495.7
Goodwill	531.0	531.4
Other assets	257.0	242.6

Total Assets	$5,393.3	$5,185.4

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$429.3	$420.1
Accrued liabilities	225.3	282.4
Short-term contract liabilities	70.4	-
Short-term debt and current
portion of long-term debt	16.3	10.1
Total Current Liabilities	741.3	712.6

Long-term debt	1,535.5	1,530.6
Accrued postretirement benefits	306.1	317.8
Pension liabilities	677.6	697.0
Deferred income taxes	9.7	9.7
Long-term contract liabilities	14.6	-
Other long-term liabilities	66.6	73.2
Total Liabilities	3,351.4	3,340.9

Total ATI stockholders' equity	1,925.0	1,739.4
Noncontrolling interests	116.9	105.1
Total Equity	2,041.9	1,844.5

Total Liabilities and Equity	$5,393.3	$5,185.4

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)
	Six Months Ended
	June 30
	2018	2017

Operating Activities:

Net income	$136.1	$34.5

Depreciation and amortization	78.7	80.6
Deferred taxes	0.1	7.6
Change in managed working capital	(127.8)	(62.6)
Change in retirement benefits (a)	2.9	(135.0)
Accrued liabilities and other	(55.0)	(10.6)
Cash provided by (used in) operating activities	35.0	(85.5)
Investing Activities:
Purchases of property, plant and equipment	(70.6)	(55.3)
Asset disposals and other	0.8	3.3
Cash used in investing activities	(69.8)	(52.0)
Financing Activities:
Borrowings on long-term debt	7.1	7.3
Payments on long-term debt and capital leases	(2.8)	(0.8)
Net borrowings under credit facilities	3.4	59.4
Debt issuance costs	-	(0.8)
Sale to noncontrolling interests	14.4	2.2
Taxes on share-based compensation and other	(6.5)	(4.8)
Cash provided by financing activities	15.6	62.5
Decrease in cash and cash equivalents	(19.2)	(75.0)
Cash and cash equivalents at beginning of period	141.6	229.6
Cash and cash equivalents at end of period	$122.4	$154.6

(a) Includes $(135) million contribution to the U.S. defined benefit pension plan in 2017.

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2018	2018	2017	2018	2017
Percentage of Total ATI Sales
High-Value Products
Nickel-based alloys and specialty alloys	30%	29%	27%	30%	26%
Precision forgings, castings and components	20%	21%	19%	20%	18%
Titanium and titanium-based alloys	16%	16%	16%	16%	17%
Precision and engineered strip	13%	13%	13%	13%	14%
Zirconium and related alloys	5%	5%	7%	5%	7%
Total High-Value Products	84%	84%	82%	84%	82%
Standard Products
Stainless steel sheet	9%	9%	9%	9%	9%
Specialty stainless sheet	4%	4%	5%	4%	5%
Stainless steel plate and other	3%	3%	4%	3%	4%
Total Standard Products	16%	16%	18%	16%	18%
Grand Total	100%	100%	100%	100%	100%

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
Shipment Volume:	2018	2018	2017	2018	2017

Flat Rolled Products (000's lbs.)
High value	84,564	84,042	74,089	168,607	149,422
Standard	105,006	109,249	114,677	214,255	229,662
Flat Rolled Products total	189,570	193,291	188,766	382,862	379,084

Average Selling Prices:

Flat Rolled Products (per lb.)
High value	$3.13	$3.30	$2.84	3.21	$2.81
Standard	$1.42	$1.26	$1.23	1.34	$1.24
Flat Rolled Products combined average	$2.19	$2.15	$1.86	2.17	$1.86

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2018	2018	2017	2018	2017

Numerator for Basic net income per common share -
Net income attributable to ATI	$72.8	$58.0	$10.1	$130.8	$27.6
Effect of dilutive securities:
4.75% Convertible Senior Notes due 2022	3.2	3.2	1.8	6.4	4.8
Numerator for Diluted net income per common share -
Net income attributable to ATI after assumed conversions	$76.0	$61.2	$11.9	$137.2	$32.4

Denominator for Basic net income per common share -
Weighted average shares outstanding	125.2	125.0	107.7	125.1	107.6
Effect of dilutive securities:
Share-based compensation	0.7	0.6	0.7	0.6	0.8
4.75% Convertible Senior Notes due 2022	19.9	19.9	19.9	19.9	19.9
Denominator for Diluted net income per common share -
Adjusted weighted average shares assuming conversions	145.8	145.5	128.3	145.6	128.3

Basic net income attributable to ATI per common share	$0.58	$0.46	$0.09	$1.05	$0.26

Diluted net income attributable to ATI per common share	$0.52	$0.42	$0.09	$0.94	$0.25

Note: Quarterly earnings per share amounts may not add to year-to-date amounts due to rounding.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited, dollars in millions)

	June 30	December 31
	2018	2017

Accounts receivable	$621.9	$545.3
Short-term contract assets	47.7	-
Inventory	1,254.1	1,176.1
Accounts payable	(429.3)	(420.1)
Short-term contract liabilities	(70.4)	-
Subtotal	1,424.0	1,301.3

Allowance for doubtful accounts	6.1	5.9
LIFO reserve	(3.7)	(43.1)
Inventory reserves	87.0	121.5
Managed working capital	$1,513.4	$1,385.6

Annualized prior 3 months sales	$4,038.0	$3,639.5

Managed working capital as a
% of annualized sales	37.5%	38.1%

June 30, 2018 change in managed
working capital	$127.8

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately. With the adoption of the new revenue recognition accounting guidance in 2018, we now include short-term contract assets and liabilities in the calculation of managed working capital. In 2017 and prior periods, portions of contract assets and liabilities were included in managed working capital. Prior managed working capital calculations were not revised for this accounting change.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited, dollars in millions)

	June 30	December 31
	2018	2017

Total debt (a)	$1,563.6	$1,553.8
Less: Cash	(122.4)	(141.6)
Net debt	$1,441.2	$1,412.2

Net debt	$1,441.2	$1,412.2
Total ATI stockholders' equity	1,925.0	1,739.4
Net ATI capital	$3,366.2	$3,151.6

Net debt to ATI capital	42.8%	44.8%

Total debt (a)	$1,563.6	$1,553.8
Total ATI stockholders' equity	1,925.0	1,739.4
Total ATI capital	$3,488.6	$3,293.2

Total debt to total ATI capital	44.8%	47.2%
(a)	Excludes debt issuance costs.

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

Allegheny Technologies Incorporated and Subsidiaries
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP financial measures, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP financial measures discussed in the Company's press release dated July 24, 2018:

Three Months Ended
March 31, 2018

Net income attributable to ATI	$58.0
Adjust for special items:
Gain on joint venture deconsolidation, net of tax (a)	(14.7)
Net income attributable to ATI excluding special items	$43.3

Per Diluted Share *
Net income attributable to ATI	$0.42
Adjust for special items:
Gain on joint venture deconsolidation, net of tax (a)	(0.10)
Net income attributable to ATI excluding special items	$0.32

* Presentation of adjusted results per diluted share includes the effects of convertible debt, if dilutive.

(a) First quarter 2018 results include a gain on deconsolidation of Allegheny & Tsingshan Stainless following the sale of a 50% noncontrolling interest and subsequent derecognition. The $15.9 pretax gain, including ATI's retained 50% share, was recorded at fair value.

Free cash flow as defined by ATI includes the total of cash provided by (used in) operating activities and investing activities as presented on the consolidated statements of cash flows, adjusted to exclude cash contributions to the ATI Pension Plan, the Company's qualified defined benefit pension plan.

CONTACT:
Allegheny Technologies Incorporated
Scott Minder, 412-395-2720
www.ATImetals.com